Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196286

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	ProposedMaximum Offering Price Per Unit (1)	ProposedMaximum Aggregate Offering Price	Amount of Registration Fee
Common units	6,100,000	$33.06	$201,666,000	$25,974.58

(1)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low price of the common units on the New York Stock Exchange on June 18, 2014.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 27, 2014)

6,100,000 Common Units

Representing Limited Liability Company Interests

We are selling 6,100,000 of our common units representing limited liability company interests. The underwriters have agreed to purchase our common units from us at a price of $31.41 per unit, which will result in approximately $191.1 million of net proceeds to us after deducting estimated offering expenses. The underwriters may offer our common units on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. Seadrill Limited, which owns the Seadrill Member, has agreed to purchase 3,183,700 of unregistered common units from us at the price at which the common units are being sold to the underwriters, subject to and at the closing of this offering.

Our common units are listed on the New York Stock Exchange under the symbol “SDLP.” The last reported sale price of our common units on the New York Stock Exchange on June 18, 2014 was $32.80 per common unit.

Investing in our common units involve risks. Please read “Risk Factors” beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about June 24, 2014 through the book-entry facilities of the Depository Trust Company.

BofA Merrill Lynch	Morgan Stanley

June 18, 2014

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (or the SEC), that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-i

Prospectus Supplement

Prospectus

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in such registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual and other reports with, and furnish information to, the SEC. You may inspect and copy any document we file with, or furnish to, the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934, as amended (or the Exchange Act), from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC and incorporated into this prospectus, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013, filed on April 30, 2014;

•	our reports on Form 6-K filed on January 3, 2014, March 11, 2014, March 17, 2014, May 23, 2014 and June 10, 2014;

•	all subsequent reports on Form 6-K filed prior to the termination of this offering that we identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part;

•	the description of our common units contained in our Registration Statement on Form 8-A filed on October 17, 2012, including any subsequent amendments or reports filed for the purpose of updating such description; and

•	all of our Subsequent Registration Statements on Form 8-A or 8-A/A filed prior to the termination of this offering.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.seadrillpartners.com. You may also make requests for such documents at no cost by writing or calling us at the following address:

Seadrill Partners LLC

Attn: Investor Relations

2nd Floor, Building 11, Chiswick Business Park

566 Chiswick High Road

London W4 5YS, United Kingdom

+44 20 8811 4700

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than its respective date. The information contained in our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any free writing prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our distribution policy and our ability to make cash distributions on our units or any increases in distributions and the amount of such increases;

•	our ability to integrate and realize the expected benefits from any acquisitions;

•	our ability to borrow under the credit facility between OPCO, as borrower, and Seadrill, as lender;

•	our future financial condition or results of operations and future revenues and expenses;

•	the repayment of debt;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	the ability of our drilling units to perform satisfactorily or to our expectations;

•	fluctuations in the international price of oil;

•	discoveries of new sources of oil that do not require deepwater drilling units;

•	the development of alternative sources of fuel and energy;

•	technological advances, including in production, refining and energy efficiency;

•	weather events and natural disasters;

•	our ability to meet any future capital expenditure requirements;

•	our ability to maintain operating expenses at adequate and profitable levels;

•	expected costs of maintenance or other work performed on our drilling units and any estimates of downtime;

•	our ability to leverage Seadrill’s relationship and reputation in the offshore drilling industry;

•	our ability to purchase drilling units in the future, including from Seadrill;

•	increasing our ownership interest in OPCO;

•	delay in payments by, or disputes with our customers under our drilling contracts;

•	our ability to comply with, maintain, renew or extend our existing drilling contracts;

•	our ability to re-deploy our drilling units upon termination of our existing drilling contracts at profitable dayrates;

•	our ability to respond to new technological requirements in the areas in which we operate;

•	the occurrence of any accident involving our drilling units or other drilling units in the industry;

•	changes in governmental regulations that affect us or OPCO and the interpretations of those regulations, particularly those that relate to environmental matters, export or import and economic sanctions or trade embargo matters, regulations applicable to the oil industry and tax and royalty legislation;

•	competition in the offshore drilling industry and other actions of competitors, including decisions to deploy drilling units in the areas in which we currently operate;

•	the availability on a timely basis of drilling units, supplies, personnel and oil field services in the areas in which we operate;

•	general economic, political and business conditions globally;

•	military operations, terrorist acts, wars or embargoes;

•	potential disruption of operations due to accidents, political events, piracy or acts by terrorists;

•	our or OPCO’s ability to obtain financing in sufficient amounts and on adequate terms;

•	workplace safety regulation and employee claims;

•	the cost and availability of adequate insurance coverage;

•	our incremental general and administrative expenses as a publicly traded limited liability company and our fees and expenses payable under the advisory, technical and administrative services agreements and the management and administrative services agreements;

•	the taxation of our company and the distributions to our unitholders;

•	future sales of our common units or other securities in the public market;

•	acquisitions and divestitures of assets and businesses by Seadrill; and

•	our business strategy and other plans and objectives for future operations.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the year ended December 31, 2013 (or our “2013 Annual Report”). The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common units or other securities.

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein, and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

All references in this prospectus to “Seadrill Partners,” “we,” “our,” “us,” and the “Company” refer to Seadrill Partners LLC and its subsidiaries, including Seadrill Partners Operating LLC, Seadrill Operating LP and Seadrill Capricorn Holdings LLC, unless the context otherwise indicates. Seadrill Operating LP owns a 100% interest in Seadrill Partners Finco LLC and a 100% interest in the entities that own and operate the West Aquarius, West Vencedor and West Leo drilling rigs and an approximate 56% interest in the entity that owns and operates the West Capella drillship. Seadrill Capricorn Holdings owns a 100% interest in the entities that own and operate the West Capricorn and the West Sirius drilling rigs and the West Auriga drillship. Seadrill Partners Operating LLC owns a 100% interest in the entities that own and operate the T-15 and T-16 drilling rigs. See “Simplified Organization and Ownership Structure.” We refer to Seadrill Partners Operating LLC, Seadrill Operating LP and Seadrill Capricorn Holdings LLC collectively, as “OPCO.”

References in this prospectus to the “Seadrill Member” refer to the owner of the Seadrill Member interest, which is a non-economic limited liability company interest in Seadrill Partners. The Seadrill Member Interest is currently owned by Seadrill Member LLC, a Marshall Islands limited liability company. References in this prospectus to “Seadrill” refer to Seadrill Limited (NYSE: SDRL) and to any one or more of its direct and indirect subsidiaries, other than us. References in this prospectus to “Seadrill Management” are to Seadrill Management Ltd., a wholly owned subsidiary of Seadrill. References in this prospectus to “ExxonMobil,” “Chevron,” “Total,” “BP” and “Tullow” refer to subsidiaries of ExxonMobil Corporation, Chevron Corporation, Total S.A., BP Plc and Tullow Plc, respectively, that are our customers.

Overview

We are a growth-oriented limited liability company formed by Seadrill to own, operate and acquire offshore drilling units. Our drilling units are under long-term contracts with major oil companies such as Chevron, Total, BP and ExxonMobil, and large independent oil companies such as Tullow, with an average remaining term of 3.86 years as of March 31, 2014. We intend to grow our position in the offshore drilling market by continuing to provide excellent service to these customers with our modern, technologically advanced fleet. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through acquisitions. On a pro forma basis after giving effect to this offering and the concurrent private placement of common units to Seadrill, Seadrill will own approximately 51% of our limited liability company interests. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe Seadrill is, and will continue to be, motivated to facilitate our growth because of its significant ownership interest in us.

In connection with our IPO in October 2012, we acquired (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC. We control Seadrill Operating LP through our ownership of its general partner and Seadrill Capricorn Holdings LLC through our ownership of the majority of the limited liability company interests. Seadrill owns the remaining 70% limited partner interest in Seadrill Operating LP and the remaining 49% limited liability company interest in Seadrill Capricorn Holdings LLC. Since our IPO, we have acquired (i) two tender rigs, the T-15 and the T-16, which we hold through a 100% limited liability company interest in

Seadrill Partners Operating LLC, (ii) a 51% indirect interest in the semi-submersible drilling rig, the West Sirius, and the drillship, the West Auriga, which we hold through Seadrill Capricorn Holdings LLC and (ii) a 30% indirect interest in the semi-submersible drilling rig, the West Leo which we hold through Seadrill Operating LP.

Our Fleet

The following table provides information about our current fleet:

						Current Contract
Rig Name	Seadrill Partners Ownership Interest	Year Built	Water Depth (feet)	Location	Customer	Start		Expire		Dayrate (US$)
Semi-submersible:
West Aquarius	30%	2009	10,000	Canada	ExxonMobil/	01/2013		10/2015		$540,000
				Canada	Hibernia Management(1)	10/2015		04/2017		$615,000
West Capricorn	51%	2011	10,000	USA (Gulf of Mexico)	BP	07/2012		09/2017		$495,650	(2)
				Options	BP	09/2017		08/2019	(3)	$495,650
West Leo	30%	2012	10,000	Ghana/Côte d’Ivoire/ Guinea	Tullow	06/2013		06/2018		$605,000	(4)
West Sirius	51%	2008	10,000	USA (Gulf of Mexico)	BP	07/2008	(5)	07/2014		$490,173
				USA (Gulf of Mexico)	BP	07/2014		07/2019		$535,000
Drillship:
West Capella(6)	17%	2008	10,000	Nigeria	ExxonMobil	04/2014		04/2017		$627,500
West Auriga	51%	2013	12,000	USA (Gulf of Mexico)	BP	10/2013		10/2020		$565,000	(7)
Tender Rig:
West Vencedor(8)	30%	2010	6,500	Angola	Chevron / Cabinda Gulf Oil Company	03/2010		03/2015		$213,931
T-15	100%	2013	6,500	Thailand	Chevron	07/2013		07/2018		$122,723
T-16	100%	2013	6,500	Thailand	Chevron	08/2013		08/2018		$121,268

(1)	On November 27, 2013, the Company signed an 18-month extension on the drilling contract with Hibernia Management and Development Company following a settlement agreement reached for 37 days of non-payment during the mobilization period.
(2)	Excludes approximately $55,167 per day payable by the customer over the initial term of the contract related to mobilization, blow out preventor modification, variation orders and other special and standby rates.
(3)	BP has an option to extend the expiration date of the contract for up to two years from September 2017 to August 2019.
(4)	The base dayrate is $590,000 for operations in Ghana and will be adjusted for operations in Côte d’Ivoire and Guinea. The dayrate shown above for Ghana includes a performance bonus based on achievement of 95% utilization.
(5)	The contract was assigned to BP from Devon Energy Limited Partnership effective June 2010.

(6)	Seadrill Partners LLC owns 30% of Seadrill Operating LP, which controls and owns 56% of the entity that owns the West Capella. Pursuant to Nigerian law, a Nigerian partner owns an effective 1% interest in the West Capella. Seadrill owns the remaining ownership interest in the entity that owns the West Capella.
(7)	Excludes approximately $37,500 per day payable by the customer over the initial term of the contract relating to mobilization, variation orders and other special and standby rates.
(8)	This drilling contract is denominated in U.S. Dollars, but approximately 28% of the dayrate is received in Euros. This table assumes an exchange rate of one Euro to 1.30 U.S. Dollars.

Recent Developments

February 2014 Debt Refinancing

On February 21, 2014, Seadrill Operating LP, Seadrill Capricorn Holdings LLC and Seadrill Partners Finco LLC (the “Borrowers”), entered into Senior Secured Credit Facilities (the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities consist of (i) a $100.0 million revolving credit facility available for borrowing from time to time by any Borrower, and (ii) a $1.8 billion term loan which was borrowed by Seadrill Operating LP in full on February 21, 2014. The proceeds from the transaction were used to (a) refinance debt secured by the West Aquarius, West Capella, West Leo and West Sirius, (b) repay in part our unsecured loans from Seadrill, (c) add cash to the balance sheet in support of general company purposes and (d) pay all fees and expenses associated with the Senior Secured Credit Facilities.

Anticipated Financings

The Borrowers expect to amend and restate the Senior Secured Credit Facilities (as amended and restated, the “Amended Senior Secured Credit Facilities”) on or about June 26, 2014 to provide for the borrowing by Seadrill Operating LP of $1.1 billion of additional term loans in addition to the term loans already outstanding under the Senior Secured Credit Facilities. Thus, when the amendment and restatement of the Senior Secured Credit Facilities is closed on or about June 26, 2014, the Amended Senior Secured Credit Facilities will consist of (i) a $100.0 million revolving credit facility (the “revolving facility”) available for borrowing from time to time by any Borrower, and (ii) a $2.9 billion term loan (the “term loan”) that is expected to have been borrowed by Seadrill Operating LP in full as of the date of such closing. The proceeds from the additional $1.1 billion of term loans are expected to be used to (a) refinance debt secured by the West Auriga of $443.1 million and the West Capricorn of $426.3 million, (b) repay in part certain of our unsecured loans from Seadrill in the amount of $100.0 million, (c) add cash to our balance sheet for general company purposes and (d) pay all fees and expenses associated with the Amended Senior Secured Credit Facilities.

The Amended Senior Secured Credit Facilities will be guaranteed on a senior secured basis by the Borrowers and the Borrowers’ subsidiaries that own or charter the West Aquarius, the West Capella, the West Leo, the West Sirius, the West Auriga and the West Capricorn. The Amended Senior Secured Credit Facilities also will be secured by mortgages on the six drilling units, security interests on the earnings, earnings accounts, and insurances owned by the subsidiary guarantors relating to the six drilling units, and pledges of the equity interests of each subsidiary guarantor.

Loans under the Amended Senior Secured Credit Facilities will bear interest, at our option, at a rate per annum equal to either the LIBOR Rate (subject to a 1% floor) for interest periods of one, two, three or six months plus the applicable margin or the Base Rate plus the applicable margin. The Base Rate is the highest of (a) the prime rate of interest announced from time to time by the agent bank as its prime lending rate, (b) 0.50% per annum above the Federal Funds rate as in effect from time to time, (c) the Eurodollar Rate for 1-month LIBOR as in effect from time to time plus 1.00% per annum, and (d) for term loans only, 2.00% per annum. The applicable margin is 2.00% for term loans bearing interest at the Base Rate and 3.00% for term loans bearing interest at the

Eurodollar Rate. The applicable margin is 1.25% for revolving loans bearing interest at the Base Rate and 2.25% for revolving loans bearing interest at the Eurodollar Rate. In addition, we will incur a commitment fee based on the unused portion of the revolving facility of 0.50% per annum.

The term loan will mature on February 21, 2021. Amortization payments in the amount of approximately 0.25% of the original term loan amount are required to be paid on the last day of each calendar quarter. The revolving facility will mature on February 21, 2019 and will not amortize. We are required to make mandatory prepayments of term loans using proceeds from asset sales that are not otherwise utilized for permitted purposes and to make offers to purchase term loans using proceeds of loss events that are not otherwise utilized for permitted purposes.

In addition, we are contemplating a potential offering of preferred units which would be senior to the common units in their right to distributions. We cannot assure you that the public offering of preferred units will be consummated. The timing and amount of such offering will be subject to market and other conditions.

The Auriga Acquisition

On March 21, 2014, Seadrill Capricorn Holdings LLC acquired from Seadrill (the “Auriga Acquisition”) all of the ownership interests in each of Seadrill Auriga Hungary Kft., a Hungarian company which owns the drillship, the West Auriga, and Seadrill Gulf Operations Auriga LLC, a Delaware limited liability company which operates the West Auriga. The Auriga Acquisition was accomplished through a series of purchases and contributions. As a result of these transactions, we acquired a 51% indirect interest in the ownership and operations of the West Auriga. The implied purchase price of the Auriga Acquisition was $1.24 billion. Our portion of the purchase price for the Auriga Acquisition, after debt financing at the OPCO level, was $355.4 million. In addition, Seadrill Capricorn Holdings LLC financed $100.0 million of the purchase price by issuing a zero coupon limited recourse discount note to Seadrill that matures in September 2015. Upon maturity of such note, Seadrill Capricorn Holdings LLC will repay $103.7 million to Seadrill. Seadrill Auriga Hungary Kft. is a borrower under the $1.45 billion credit facility (the “Auriga Facility”) used to finance the West Auriga and two other drilling units owned by Seadrill, and under which its obligations are secured by the West Auriga and the other drilling units. As of the closing date of the Auriga Acquisition, Seadrill Auriga Hungary Kft. owed $443.1 million in principal under the Auriga Facility. The first tranche of the Auriga Facility matures in February 2018 and currently bears an interest rate of LIBOR plus a margin of 1.2% to 3.0% per annum. We expect that the Auriga Facility will be refinanced in June 2014 in connection with the closing of the Amended Senior Secured Credit Facilities as described above.

March 2014 Common Unit Offering

In order to fund our portion of the cash purchase price of the Auriga Acquisition, on March 17, 2014, we sold an aggregate of (i) 11,960,000 common units to the public at a price of $30.60 per unit and (ii) 1,633,987 common units to Seadrill at a price of $30.60 per unit. The aggregate net proceeds from those offerings were approximately $401.3 million.

Our Relationship with Seadrill and the Fredriksen Group

One of our principal strengths is our relationship with Seadrill and the Fredriksen Group of companies. We believe our relationship with Seadrill gives us access to Seadrill’s relationships with major international oil companies and shipbuilders. We have access to Seadrill’s customer and supplier relationships and its technical, commercial and managerial expertise, which we believe allows us to compete more effectively when seeking additional customers.

Seadrill currently owns the Seadrill Member interest in us, all of our incentive distribution rights and a 53.2% limited liability company interest in us, as well as a 70% limited partner interest in Seadrill Operating LP and a 49% limited liability company interest in Seadrill Capricorn Holdings LLC, and thus has significant incentives to contribute to our success. As of January 2, 2014, the date of our first annual meeting of unitholders, Seadrill ceased to control us in accordance with United States generally accepted accounting principles (U.S. GAAP). Consequently, as of that date, our results of operations are no longer consolidated into Seadrill’s financial statements and the Auriga Acquisition and any future acquisitions from Seadrill will be accounted for at fair value.

Seadrill is one of the world’s largest international offshore drilling contractors, providing offshore drilling services to the oil and natural gas industry. As of March 31, 2014, Seadrill owned and operated a fleet of 41 offshore drilling units (excluding our drilling units), and had an additional 19 drilling units under construction. Seadrill’s drilling unit fleet is comprised of jack-up rigs, semi-submersible rigs and drillships, which operate from shallow to ultra-deepwater areas as well as in harsh and benign environments and are contracted to customers throughout the world. Seadrill reported total consolidated operating revenues of approximately $5.3 billion for the year ended December 31, 2013.

In addition to our direct relationship with Seadrill, we believe there are opportunities for us to benefit from operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. Seadrill’s main shareholder, Hemen Holding Ltd., and other companies, the shares of which are held in trusts established by John Fredriksen for the benefit of his immediate family, are also the main shareholders of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries, including Golar LNG Limited, Golar LNG Partners LP, Archer Limited, Frontline Ltd., Ship Finance International Limited, Deep Sea Supply PLC, Northern Offshore Ltd., Golden Ocean Group Limited and North Atlantic Drilling Ltd. which we refer to together as the Fredriksen Group. We can provide no assurance, however, that we will realize any benefits from our relationship with Seadrill or the Fredriksen Group.

Business Strategies

Our primary business objective is to increase our cash available for distribution. We intend to accomplish this objective by executing the following strategies:

•	Grow through strategic and accretive acquisitions. We intend to capitalize on opportunities to grow our fleet through acquisitions of offshore drilling units from Seadrill, either by us or by OPCO, and acquisitions of offshore drilling units from third parties. For example, in March 2014, we acquired from Seadrill a 51% indirect interest in the West Auriga. We will have opportunities, pursuant to the omnibus agreement, to acquire additional interests in OPCO and to acquire certain of Seadrill’s other drilling units with drilling contracts of five or more years. Seadrill’s intent is to contribute additional interests in OPCO to us over time in exchange for cash or our limited liability company interests. In addition, we believe that we may have the opportunity to take advantage of consolidation trends in the offshore drilling industry by acquiring, either independently through OPCO or jointly with Seadrill, drilling units from third parties or other drilling companies. Seadrill has been active in commissioning newbuilds and acquiring drilling units and drilling companies since inception, and has demonstrated an ability to successfully identify, acquire and integrate offshore drilling businesses.

•	Pursue long-term contracts and maintain stable cash flow. We will seek to maintain stable cash flows by continuing to pursue long-term contracts. Our focus on long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy. In addition, Seadrill operates our drilling units and has a proven track record of operating offshore drilling units with minimal downtime. By minimizing downtime, we expect to be able to maximize our revenues and cash available for distribution and demonstrate to our customers that we are a reliable operator, which we believe will enable us to secure additional long-term contracts, achieve higher dayrates and increase our backlog.

•	Provide excellent customer service and continue to prioritize safety as a key element of our operations. We believe that Seadrill has developed a reputation as a preferred offshore drilling contractor and that we can capitalize on this reputation by continuing to provide excellent customer service. We seek to deliver exceptional performance to our customers by consistently meeting or exceeding their expectations for operational performance, including by maintaining high safety standards and minimizing downtime. We and Seadrill maintain a culture that makes safety a high priority and we also believe that safety is a key focus area for our customers. Seadrill has made a significant investment in safety analysis and reporting technology and has established a track record of safe operations, with a lost time injury frequency of 0.78 incidents per million man hours for the year ended December 31, 2013. We believe that maintaining outstanding operational and safety performance is vital to renewing contracts with existing customers and attracting new business.

•	Maintain a modern and reliable fleet. We have one of the youngest and most technologically advanced fleets in the industry, and we plan to maintain a modern and reliable fleet. We continually seek and evaluate new and proven technologies that have the potential to improve efficiency, reduce the environmental impact of drilling operations and enhance worker safety. We believe that continuing to invest in high-quality assets with proven and reliable drilling unit technology will allow us to provide our customers with safe and efficient operations and services.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•	Relationship with Seadrill. We believe Seadrill will facilitate our acquisition and growth strategy, and we also expect to benefit from Seadrill’s operational expertise and relationships with suppliers and shipyards. Seadrill is required to offer us additional drilling units that it builds or acquires with drilling contracts of five or more years, and, should it decide to sell, additional interests in OPCO. We also expect to collaborate with Seadrill to identify third-party acquisition opportunities. We believe Seadrill’s reputation among the leading major oil companies as a reliable and efficient operator and its technical, commercial and management expertise will enhance our ability to secure repeat and new business under long-term contracts at favorable dayrates. We also believe that Seadrill’s global relationships, as well as those of the Fredriksen Group, with suppliers and shipyards could lead to additional operational synergies, especially during times of supply and production constraints.

•	Long-term contracts with high quality customers. All of our revenues and associated cash flows are derived from our existing multi-year contracts. As of March 31, 2014, our contracts have an average remaining term of 3.86 years, and we believe these contracts enhance the stability and predictability of our revenues. Under these agreements, we have no direct commodity price exposure and we earn revenues so long as our drilling units are in good working order, fully crewed and available for deployment, regardless of whether the drilling units are engaged in drilling or standing by at the request of the customer. Furthermore, we believe that the creditworthiness of our customers contributes to the stability of our cash flows.

•	Modern, technologically advanced fleet. We believe that we have one of the most modern, technologically advanced and efficient fleets in the offshore drilling industry. All of our drilling units were built after 2007, with an average age of approximately 3.0 years as of March 31, 2014. A younger fleet provides several benefits to customers. Most importantly, our drilling units enable customers to drill wells more efficiently and more reliably than older drilling units. In addition, our drilling units generally have extended deck space and more storage capacity, which typically reduces logistics costs associated with the provision of supplies. As a result, we believe that we are positioned to become a preferred provider of offshore drilling services and to secure additional long-term contracts at attractive dayrates.

•	Financial flexibility to pursue growth opportunities. As of June 17, 2014, OPCO had $100.0 million of availability under its credit facility with Seadrill and $100.0 million of availability under the revolving credit facility of our Senior Secured Credit Facilities, and we expect to continue to have access to the debt and equity markets, which will facilitate the execution of our acquisition strategy and enable us to pursue other expansion opportunities. Our entry into our new Senior Secured Credit Facilities in February 2014 and expected entry into the Amended Senior Secured Credit Facilities in June 2014 has demonstrated our ability to obtain financing independently from Seadrill. Furthermore, the Senior Secured Credit Facilities have a more favorable amortization profile than the unsecured loans that were repaid in connection with the February 2014 refinancing. Furthermore, we expect that our status as a publicly traded company will benefit our cost of capital and make us more competitive as we pursue growth opportunities.

Principal Executive Offices

Our registered and principal executive offices are located at 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, United Kingdom and our phone number is +44 20 8811 4700. We make our periodic reports and other information filed with or furnished to the United States Securities and Exchange Commission, or the SEC, available, free of charge, through our website at www.seadrillpartners.com, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Please read “Where You Can Find More Information” for an explanation of our reporting requirements as a foreign private issuer.

Simplified Organizational and Ownership Structure

The following diagram depicts our simplified organizational and ownership structure after giving effect to this offering and the concurrent private placement of 3,183,700 common units to Seadrill.

	Number of Units	Percentage Ownership
Public Common Units	41,002,500	48.9%
Seadrill Limited Common Units	26,275,750	31.3%
Seadrill Limited Subordinated Units	16,543,350	19.8%

	83,821,600	100.0%

The Offering

Issuer	Seadrill Partners LLC

Common units offered by us	6,100,000 common units.

Concurrent private placement to Seadrill	Seadrill has agreed to purchase 3,183,700 unregistered common units from us at a price of $31.41 per unit, subject to and at the closing of this offering.

Units outstanding after this offering and the concurrent private placement	67,278,250 common units and 16,543,350 subordinated units.

Use of proceeds	We intend to use the net proceeds from this offering of common units and the concurrent private placement to Seadrill for general company purposes, which may include acquisitions, repayment of indebtedness and working capital purposes.

Exchange Listing	Our common units are listed on the New York Stock Exchange (NYSE) under the symbol “SDLP.”

RISK FACTORS

Before investing in our common units, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited liability company interests are different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider the following risk factors together with all of the other information included in this prospectus, including the risk factors discussed under the section “Risk Factors” in our 2013 Annual Report filed with the SEC, which is incorporated herein by reference. If any of these risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, our ability to pay distributions on our common units could be materially adversely affected, the trading price of our common units could decline, and you could lose all or part of your investment.

U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of “passive income” or at least 50% of the average value of its assets produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Based on our current and projected method of operation, and an opinion of our U.S. counsel, Vinson & Elkins L.L.P., we believe that we were not a PFIC for our 2012 or 2013 taxable year, and we expect that we will not be treated as a PFIC for the current or any future taxable year. We have received an opinion of our U.S. counsel in support of this position that concludes that the income our subsidiaries earn from certain of our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25% of our gross income for our 2012 and 2013 taxable years arose and for the current and each future year will arise from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2012 or 2013 taxable year, the current year or any future year.

While we have received an opinion of our U.S. counsel in support of our position, our counsel has advised us that the conclusions in this area are not free from doubt and the U.S. Internal Revenue Service, or IRS, or a court could disagree with this opinion and our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to each taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any taxable year. If the IRS were to find that we are or have been a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), our U.S. unitholders would face adverse U.S. federal income tax consequences. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences to common unitholders if we are treated as a PFIC.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $191.1 million from the sale of the common units we are offering, after deducting estimated offering expenses payable by us. In addition, Seadrill has agreed to purchase 3,183,700 common units from us in a concurrent private placement at a price of $31.41 per unit, subject to and at the closing of this offering.

We intend to use all of the net proceeds from this offering and the concurrent private placement for general company purposes, which may include acquisitions, repayment of indebtedness and working capital purposes.

CAPITALIZATION

The following table sets forth:

•	our historical cash and capitalization as of March 31, 2014; and

•	our as adjusted cash and capitalization, which gives effect to this offering and the concurrent private placement and the application of the net proceeds therefrom

The following table is derived from and should be read together with the historical financial statements and the accompanying notes incorporated by reference herein and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 6-K for the three months ended March 31, 2014, which is incorporated by reference herein.

	As of March 31, 2014
(in millions)	Historical	As Adjusted(1)
Cash and cash equivalents	$130.1	$421.2

Third party debt:(2)
Current portion of Senior Secured Credit Facilities	$58.3	$58.3
Non-current portion of Senior Secured Credit Facilities	2,180.8	2,180.8
Related party debt:
Current portion of long-term debt	91.7	91.7
Non-current portion of long-term debt	709.1	709.1
Related party loan note	100.0	100.0

Total debt	3,139.9	3,139.9

Equity:
Members’ equity	1,769.3	2,060.4
Held by public:
Common units	407.0	598.1
Held by Seadrill:
Common units	269.3	369.3
Subordinated units	16.6	16.6
Equity attributable to Seadrill Partners LLC	692.9	984.0
Non-controlling interest(3)	1,076.4	1,076.4

Total capitalization	$4,909.2	$5,200.3

(1)	Reflects public offering of 6,100,000 common units in this offering and the sale of 3,183,700 common units in the concurrent private placement to Seadrill and application of the aggregate net proceeds therefrom. Excludes the May 15, 2014 payment of the quarterly distribution in respect of the first quarter of 2014. Excludes our entry into the Amended Senior Secured Credit Facilities and the use of proceeds therefrom, as these facilities have not yet closed.
(2)	All of our outstanding debt other than our sponsor credit facility is secured by our drilling units.
(3)	The non-controlling interest comprises (i) the 70% limited partner interest in Seadrill Operating LP owned by Seadrill, (ii) the 49% limited liability company interest in Seadrill Capricorn Holdings LLC owned by Seadrill and (iii) 43% of Seadrill Deepwater Drillship Ltd.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of June 10, 2014, there were 57,994,550 common units outstanding, of which 23,092,050 are held by Seadrill and 34,902,500 are held by the public. Our common units were first offered on the NYSE on October 19, 2012 at an initial price of $22.00 per unit. Our common units are traded on the NYSE under the symbol “SDLP.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE, and quarterly cash distributions declared per common unit. The last reported sale price of our common units on the NYSE on June 18, 2014 was $32.80 per unit.

	High	Low	Cash Distributions per Unit(1)
Year Ended:
December 31, 2013	$34.30	$26.55
December 31, 2012(2)	28.00	22.90
Quarter Ended:
December 31, 2012(2)	28.00	22.90	$0.2906	(3)
March 31, 2013	29.88	25.85	0.3875
June 30, 2013	30.45	26.20	0.4175
September 30, 2013	34.30	27.40	0.4275
December 31, 2013	33.79	28.97	0.4450
March 31, 2014	33.20	28.82	0.5075
June 30, 2014(4)	34.38	28.57	n/a
Month Ended:
December 31, 2013	32.00	28.97
January 31, 2014	33.20	30.10
February 28, 2014	32.48	30.28
March 31, 2014	32.33	28.82
April 30, 2014	31.10	28.57
May 31, 2014	33.76	29.35
June 30, 2014(5)	34.38	32.25

(1)	Represents cash distributions paid in respect of the indicated quarter.
(2)	Represents the period from October 19, 2012 through December 31, 2012.
(3)	For the period from October 24, 2012 to December 31, 2012, we paid unitholders a distribution of $0.2906 per common and subordinated unit, which distribution was the prorated portion of the minimum quarterly distribution of $0.3875 per common unit.
(4)	Represents the period from April 1, 2014 through June 18, 2014.
(5)	Represents the period from June 1, 2014 through June 18, 2014.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”), and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

This discussion applies only to beneficial owners of common units that own the common units as capital assets within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to certain categories of unitholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our units, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership and disposition of our common units.

No ruling has been or will be requested from the Internal Revenue Service (or “IRS”) regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received from an entity treated as a corporation for U.S. federal income tax purposes, such as us, by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) the common stock or other common equity on which such dividends are paid is readily tradable on an established securities market in the United States (such as The New York Stock Exchange on which our common units are traded); (ii) the dividend paying entity is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common stock or other common equity on which such dividends are paid for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock or other common equity becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock or other common equity); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as qualified dividend income eligible for the preferential tax rates and as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—U.S. Federal Income Taxation of U.S. Holders—Distributions”). Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•	at least 75% of our gross income (including the gross income of our drilling unit owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our drilling unit owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operation, and an opinion of counsel, we do not believe that we are or will be a PFIC with respect to any taxable year. We have received the opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from certain of our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we believe that more than 25% of our gross income for our 2012 and 2013 taxable years arose, and we expect that more than 25% of our gross income for 2014 and each future year will arise, from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50% of the average value of our assets for each such year was held or will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2012 or 2013 taxable year or the current or any future year.

Distinguishing between contractual arrangements treated as generating rental income, which may constitute passive income for purposes of determining our PFIC status, and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our drilling contracts or charters, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any future year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (or a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC, a U.S. holder would be required to file Form 8621 annually with the IRS with respect to the U.S. holder’s common units. In addition, if we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which the disposition occurs and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	s notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, Form W-8BEN-E, W-8ECI or W-8IMY (or applicable successor form), as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units in this offering generally will be required to file IRS Form 926 reporting that payment to us. For purposes of determining the total dollar value of common units purchased by a U.S. Holder in this offering, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year, or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding their reporting obligations, if any, result of their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

United Kingdom Tax Consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are persons not resident in the United Kingdom (and who are persons who have not been resident for tax purposes in the United Kingdom), or “non-U.K. Holders.”

Prospective unitholders who are, or have been, resident in the United Kingdom are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of the U.K. will be treated as resident in the United Kingdom in the event its central management and control is carried out in the United Kingdom.

The discussion that follows is based upon existing U.K. legislation and current H.M. Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

We are not required to withhold U.K. tax when paying distributions to common unitholders.

Under U.K. taxation legislation, non-U.K. Holders will not be subject to tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	such holders do not use or hold and are not deemed or considered to use or hold common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.

A non-U.K. resident company or an individual not resident in the United Kingdom that carries on a business in the United Kingdom through a partnership is subject to United Kingdom tax on income derived from the business carried on by the partnership in the United Kingdom. Among other reasons, because we are organized as a limited liability company (and not a partnership), we expect that non-U.K. Holders will not be considered to be carrying on business in the United Kingdom for the purposes of U.K. taxation solely by reason of the acquisition, holding, disposition or redemption of their common units.

No liability for U.K. stamp duty or U.K. stamp duty reserve tax (“SDRT”) should arise from the issue of common units to unitholders.

U.K. stamp duty will not normally be payable in connection with a transfer of common units, provided that the instrument of transfer is executed and retained outside of the U.K. and no other action is taken in the U.K. in relation to the transfer.

No U.K. SDRT should be payable in respect of any agreement to transfer common units, provided that common units are not registered in a register kept in the U.K. by or on behalf of us.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER HIS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

We and the underwriters below have entered into an underwriting agreement with respect to the common units being offered. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of our common units set forth opposite the underwriter’s name below.

Underwriter	Number of Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,050,000
Morgan Stanley & Co. LLC	3,050,000

Total	6,100,000

The underwriters propose to offer the common units offered hereby from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling common units to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of common units for whom they may act as agents or to whom they may sell as principal.

We, all of our directors and officers, the Seadrill Member and certain of our affiliates, subject to certain exceptions, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any common units or any securities convertible into or exchangeable for our common units during the period from the date of this prospectus continuing through the date 30 days after the date of this prospectus, except without the express written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC.

Our common units are listed on the New York Stock Exchange under the symbol “SDLP.”

We estimate that our total expenses for this offering will be approximately $500,000.

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include purchases to cover short positions and stabilizing purchases.

•	Covering transactions involve purchases of common units in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, it may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (or FSMA) that is not a “recognized collective investment scheme” for the purposes of FSMA (or CIS) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

(1) if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2) otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(3) in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of common units which are the subject of the offering contemplated by this prospectus supplement will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Germany

This prospectus supplement has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus supplement and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus supplement is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus supplement is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus supplement, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (or CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus supplement, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus supplement may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

(a)	“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and
(b)	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Certain legal matters, with respect to this offering, including tax matters with respect to U.S. law, will be passed upon for us by Vinson & Elkins L.L.P., Washington, D.C. The validity of the common units and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The Combined and Consolidated Carve-out Financial Statements of Seadrill Partners LLC as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2013 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F of Seadrill Partners LLC for the year ended December 31, 2013, and the financial statements of the Auriga Business as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 incorporated in this prospectus supplement by reference to Seadrill Partners LLC’s Current Report on Form 6-K dated May 23, 2014 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales.

PricewaterhouseCoopers LLP is located at The Atrium, 1 Harefield Road, Uxbridge UB8 1EX.

The Combined and Consolidated Carve-out Financial Statements of Seadrill Partners LLC for the year ended December 31, 2011 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers AS is a member of the Norwegian Institute of Public Accountants.

PricewaterhouseCoopers AS is located at Dronning Eufemiasgate 8, N-0191, Oslo, Norway.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus supplement. All amounts are estimated.

SEC registration fee attributable to this offering	$25,377
FINRA filing fee attributable to this offering	29,554
New York Stock Exchange listing fee	22,875
Legal fees and expenses	150,000
Accounting fees and expenses	110,000
Printing costs	95,000
Transfer agent fees	3,500
Miscellaneous	63,694

Total	$500,000

PROSPECTUS

Seadrill Partners LLC

Common Units Representing Limited Liability Company Interests

Other Classes of Units Representing Limited Liability Company Interests

Options

Warrants

Rights

Debt Securities

We may from time to time, in one or more offerings, offer and sell common units and other units representing limited liability company interests in Seadrill Partners LLC, as well as options, warrants or rights to purchase common units or other classes of units or any combination thereof, and the debt securities described in this prospectus. Selling unitholders may offer and sell common units from time to time, in one or more offerings. We or selling unitholders may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings.

We refer to the common units and other units representing limited liability company interests in Seadrill Partners LLC, the options, warrants, and rights to purchase common units or other classes of units, and the debt securities collectively as the “securities.” This prospectus describes the general terms of these securities and the general manner in which we or selling unitholders will offer the securities. The specific terms of any securities we or selling unitholders offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we or selling unitholders will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement. We will not receive any of the proceeds from the sale of the securities by any selling unitholders.

Our common units are traded on the NYSE, under the symbol “SDLP.” We will provide information in the related prospectus supplement for the trading market, if any, for any securities that may be offered.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors ” on page 5 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2014.

i

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not, and the selling unitholders have not, authorized anyone else to give you different information. Neither we nor the selling unitholders are offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings and selling unitholders may, from time to time, offer and sell common units of Seadrill Partners LLC in one or more offerings. This prospectus provides you with a general description of Seadrill Partners LLC and the securities that are registered hereunder that may be offered by us or any selling unitholders. Each time we or selling unitholders offer securities with this prospectus, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of other types of units representing limited liability company interests and debt securities, the specific terms of the securities. The prospectus supplement may also add to, update or change information in this prospectus. A selling unitholder that is an affiliate of Seadrill Partners LLC may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and each time that any such selling unitholder sells any common units offered by this prospectus, such selling unitholder is required to provide you with this prospectus and the related prospectus supplement containing specific information about the selling unitholder and the terms of the common units being offered in the manner required by the Securities Act.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

Unless the context otherwise requires, references in this prospectus to “Seadrill Partners,” “the “Company,” “we,” “our,” “us” or similar terms refer to Seadrill Partners LLC, a Marshall Islands limited liability company, or any one or more of its subsidiaries, including Seadrill Partners Operating LLC, Seadrill Operating LP, Seadrill Capricorn Holdings LLC and Seadrill Partners Finco LLC, unless the context otherwise indicates. We refer to Seadrill Partners Operating LLC, Seadrill Operating LP and Seadrill Capricorn Holdings LLC collectively, as “OPCO.” References in this prospectus to the “Seadrill Member” refer to the owner of the Seadrill Member Interest, which is a non-economic limited liability company interest in Seadrill Partners. The Seadrill Member Interest is currently owned by Seadrill Member LLC, a Marshall Islands limited liability company. References in this prospectus to “Seadrill” refer, depending on the context, to Seadrill Limited and to any one or more of its direct and indirect subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s web site on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, NY, 10005, or on our website at http://www.seadrillpartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We are subject to the information requirements of the U.S. Securities Exchange Act (or the “Exchange Act”), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at http://www.seadrillpartners.com, and we will make our annual reports on Form 20-F and our periodic reports filed with the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports are electronically filed with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013, filed on April 30, 2014 (or our “2013 Annual Report”);

•	all subsequent annual reports on Form 20-F filed prior to the termination of this offering;

•	our reports on Form 6-K filed on January 3, 2014, March 11, 2014, March 17, 2014 and May 23, 2014;

•	all subsequent reports on Form 6-K furnished prior to the termination of this offering that we identify in such current reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our common units contained in our Registration Statement on Form 8-A filed on October 17, 2012, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.seadrillpartners.com, or by writing or calling us at the following address:

2nd Floor, Building 11

Chiswick Business Park

566 Chiswick High Road, London W4 5YS

Attn: Seadrill Partners Investor Relations

+44 20 8811 4700

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain certain “forward-looking statements” (as such term is defined in Section 21E of the Exchange Act) concerning future events and our operations, performance and financial condition (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto, including statements and assumptions concerning OPCO). In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we and OPCO operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements reflect management’s views only as of the date of this prospectus and are not intended to give any assurance as to future results.

Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

•	our distribution policy and our ability to make cash distributions on our units or any increases in distributions and the amount of such increases;

•	our ability to borrow under the credit facility between OPCO, as borrower, and Seadrill, as lender;

•	our ability to integrate and realize the expected benefits of acquisitions;

•	our future financial condition or results of operations and future revenues and expenses;

•	the repayment of debt;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	the ability of OPCO’s drilling units to perform satisfactorily or to our expectations;

•	fluctuations in the international price of oil;

•	discoveries of new sources of oil that do not require deepwater drilling units;

•	the development of alternative sources of fuel and energy;

•	technological advances, including in production, refining and energy efficiency;

•	weather events and natural disasters;

•	our ability to meet any future capital expenditure requirements;

•	our ability to maintain operating expenses at adequate and profitable levels;

•	expected costs of maintenance or other work performed on OPCO’s drilling units and any estimates of downtime;

•	our ability to leverage Seadrill’s relationship and reputation in the offshore drilling industry;

•	our ability to purchase drilling units in the future, including from Seadrill;

•	increasing our ownership interest in OPCO;

•	delay in payments by, or disputes with OPCO’s customers under its drilling contracts;

•	OPCO’s ability to comply with, maintain, renew or extend its existing drilling contracts;

•	OPCO’s ability to re-deploy its drilling units upon termination of its existing drilling contracts at profitable dayrates;

•	our ability to respond to new technological requirements in the areas in which OPCO operates;

•	the occurrence of any accident involving OPCO’s drilling units or other drilling units in the industry;

•	changes in governmental regulations that affect us or OPCO and the interpretations of those regulations, particularly those that relate to environmental matters, export or import and economic sanctions or trade embargo matters, regulations applicable to the oil industry and tax and royalty legislation;

•	competition in the offshore drilling industry and other actions of competitors, including decisions to deploy drilling units in the areas in which OPCO currently operates;

•	the availability on a timely basis of drilling units, supplies, personnel and oil field services in the areas in which OPCO operates;

•	general economic, political and business conditions globally;

•	military operations, terrorist acts, wars or embargoes;

•	potential disruption of operations due to accidents, political events, piracy or acts by terrorists;

•	our or OPCO’s ability to obtain financing in sufficient amounts and on adequate terms;

•	workplace safety regulation and employee claims;

•	the cost and availability of adequate insurance coverage;

•	our incremental general and administrative expenses as a publicly traded limited liability company and our fees and expenses payable under the advisory, technical and administrative services agreements and the management and administrative services agreements;

•	the taxation of our company and the distributions to our unitholders;

•	future sales of our common units in the public market;

•	acquisitions and divestitures of assets and businesses by Seadrill;

•	our business strategy and other plans and objectives for future operations; and

•	other factors described from time to time in our periodic reports.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our 2013 Annual Report. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ABOUT SEADRILL PARTNERS LLC

We are a growth oriented limited liability company formed by Seadrill Limited (NYSE: SDRL) to own, operate and acquire offshore drilling rigs. Our fleet currently consists of nine drilling rigs, including four semi-submersible drilling rigs, two ultra-deep water drillships and three tender rigs. Our drilling rigs are under long term contracts with major oil companies and large independents, such as Chevron, Total, BP, ExxonMobil and Tullow. We expect to make acquisitions of drilling rigs with long term contracts from Seadrill and third parties in the future as market conditions permit.

We are formed under the laws of the Marshall Islands and maintain our principal executive headquarters at 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, United Kingdom. Our telephone number at that address is +44 20 8811 4700.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in “Item 3—Key Information—Risk Factors” in our 2013 Annual Report, as updated by annual reports and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general company purposes, including repayment of debt (including debt owed to Seadrill), acquisitions, capital expenditures and additions to working capital.

The actual application of proceeds we receive from any particular primary offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

We will not receive any of the proceeds from the sale of common units by any selling unitholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)(2)	5.69x	4.57x	3.60x	5.06x

Pro forma ratio of earnings to fixed charges(3)	4.44x

(1)	For purposes of computing our ratio of earnings to fixed charges on a consolidated basis, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries (b) fixed charges and (c) amortization of capitalized interest, and subtracting interest capitalized. Fixed charges represent (i) interest expensed and capitalized and (ii) amortized premiums, discounts and capitalized expenses related to indebtedness.
(2)	Represents data for our dropdown businesses in respect of the four drilling rigs, the West Aquarius, the West Capella, the West Capricorn and the West Vencedor in our initial fleet for periods prior to our initial public offering in October 2012, and for the drilling rigs T-15, T-16, West Sirius, West Leo for the periods prior to their respective acquisitions.
(3)	The pro forma ratio of earnings to fixed charges for the year ended December 31, 2013 gives pro forma effect to Seadrill Capricorn Holdings LLC’s acquisition of the entities that own and operate the West Auriga in March 2014 as if such acquisition had occurred as of January 1, 2013.

DESCRIPTION OF THE COMMON UNITS

The common units and subordinated units represent limited liability company interests in us. The holders of units are entitled to participate in company distributions and exercise the rights and privileges available to members under our operating agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to company distributions, together with a description of the circumstances under which subordinated units convert into common units, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.”

Number of Units

As of May 27, 2014, we have 57,994,550 common units outstanding, of which 23,092,050 are held by Seadrill, which owns the Seadrill Member, and 34,902,500 are held by the public. We also have 16,543,350 subordinated units outstanding, for which there is no established public trading market, all of which are held by Seadrill.

Transfer Agent and Registrar

Computershare serves as registrar and transfer agent for the common units.

Transfer of Common Units

By transfer of common units in accordance with our operating agreement, each transferee of common units will be admitted as a member with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our operating agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our operating agreement; and

•	gives the consents and approvals contained in our operating agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

A transferee will become a substituted member of our company for the transferred common units automatically upon the recording of the transfer on our books and records. Our board of directors will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a member in our company for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Voting Rights

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting.

The Seadrill Member has the right to appoint three of the seven members of our board of directors with the remaining four directors being elected by our common unitholders. At our first annual meeting held on January 2, 2014, Harald Thorstein was designated as the Class I elected director and will serve until our next annual meeting of unitholders in 2014, Bert Bekker was designated as the Class II elected director and will serve until our annual meeting of unitholders in 2015, and Bart Veldhuizen and Tony Curry were designated as our Class III elected directors and will serve until our annual meeting of unitholders in 2016. At each subsequent annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the board of directors or by any member or group of members that holds at least 10% of the outstanding common units. The operating agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect the Seadrill Member, and the Seadrill Member may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units and subordinated units, including any common units or subordinated units owned by the Seadrill Member and its affiliates, voting together as a single class.

The operating agreement further restricts unitholders’ voting rights by providing that if at any time any person or group owns beneficially more than 5% of any class of units then outstanding, any units beneficially owned by that person or group in excess of 5% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our operating agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of all classes of units entitled to vote. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors.

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by the Seadrill Member and its affiliates, voting as a class and a majority of the subordinated units voting as a class; and

•	after the subordination period, the approval of a majority of the common units voting as a single class.

In voting their common units and subordinated units the Seadrill Member and its affiliates will have no duty or obligation whatsoever to us or the members, including any duty to act in good faith or in the best interests of us or the members.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights.

Amendment of the operating agreement

Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority and the approval of our board of directors.

Action	Unitholder Approval Required and Voting Rights
Amendment of OPCO’s operating agreement or the limited liability company agreement of Seadrill Operating GP LLC, or other action taken by us as a result of our control of OPCO	No approval rights. However, approval by the conflicts committee of our board of directors is required for these amendments and by our board of directors for certain actions affecting OPCO.

Merger of our company or the sale of all or substantially all of our assets	66 2⁄3% of the outstanding units and approval of our board of directors.

Dissolution of our company	66 2⁄3% of the outstanding units and approval of our board of directors.

Reconstitution of our company upon dissolution	Unit majority.

Election of four of the seven members of our board of directors	A plurality of the votes of the holders of common units.

Withdrawal of the Seadrill Member	Under most circumstances, the approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, is required for the withdrawal of the Seadrill Member prior to September 30, 2022.

Removal of the Seadrill Member	Not less than 66 2⁄3% of the outstanding units, including units held by the Seadrill Member and its affiliates, voting together as a single class.

Transfer of the Seadrill Member interest in us

The Seadrill Member may transfer all, but not less than all, of its Seadrill Member interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, is required in other circumstances for a transfer of the Seadrill Member interest to a third party prior to September 30, 2022.

Transfer of incentive distribution rights

Except for transfers to an affiliate or another person as part of the Seadrill Member’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to September 30, 2017.

Transfer of ownership interests in the Seadrill Member	No approval required at any time.

Issuance of Additional Interests

The operating agreement authorizes us to issue an unlimited amount of additional limited liability company interests and options, rights and warrants to buy limited liability company interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders.

We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our operating agreement, we may also issue additional limited liability company interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

The Seadrill Member and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the Seadrill Member and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other limited liability company interests.

Limited Call Right

If at any time the Seadrill Member and its affiliates hold more than 80% of the then-issued and outstanding limited liability company interests of any class, the Seadrill Member will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited liability company interests of the class held by unaffiliated persons as of a record date to be selected by the Seadrill Member, on at least 10 but not more than 60 days’ notice at a price equal to the greater of (x) the average of the daily closing prices of the limited liability company interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by the Seadrill Member or any of its affiliates for limited liability company interests of such class during the 90-day period preceding the date such notice is first mailed. The Seadrill Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the Seadrill Member’s right to purchase outstanding limited liability company interests, a holder of limited liability company interests may have the holder’s limited liability company interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Disposition of Units.”

Summary of the Operating Agreement

A copy of the operating agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of the operating agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A as filed with the SEC on October 17, 2012, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.”

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. We will generally finance any expansion capital expenditures from external financing sources, including borrowings from commercial banks and the issuance of equity and debt securities. Our cash distribution policy is consistent with the terms of our operating agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

•	Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our operating agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•	The board of directors of Seadrill Operating LP’s general partner, Seadrill Operating GP LLC (subject to approval by our board of directors), has authority to establish reserves for the prudent conduct of its business. In addition, our board of directors controls Seadrill Capricorn Holdings LLC and Seadrill Partners Operating LLC and has the authority to establish reserves for the prudent conduct of their business. The establishment of these reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•	Our ability to make cash distributions is limited by restrictions on distributions under OPCO’s financing agreements. OPCO’s financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If OPCO is unable to satisfy the restrictions included in any of its financing agreements or is otherwise in default under any of those agreements, it could have a material adverse effect on OPCO’s ability to make cash distributions to us and our ability to make cash distributions to you, notwithstanding our stated cash distribution policy.

•	OPCO is required to make substantial capital expenditures to maintain and replace its fleet. These expenditures may fluctuate significantly over time, particularly as drilling rigs near the end of their useful lives. In order to minimize these fluctuations, we are required to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•

Although our operating agreement requires us to distribute all of our available cash, our operating agreement, including provisions requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our operating agreement may not be amended without the approval of a majority of the units held by non-affiliated common unitholders. After the subordination period has ended, our operating agreement can be amended with the approval of a majority of the outstanding common units, including those held by Seadrill.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our operating agreement.

•	Under Section 40 of the Marshall Islands Limited Liability Company Act of 1996, we may not make a distribution to you if after giving effect to the distribution all of our liabilities, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of ours, exceed the fair value of our assets except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in our assets only to the extent the fair value of that property exceeds that liability.

•	We may lack sufficient cash to pay distributions to our unitholders due to, among other things, changes in our business, including decreases in total operating revenues, decreases in dayrates, the loss of a drilling rig, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

Distributions of Available Cash

General

Within 45 days after the end of each quarter, we distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including OPCO):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) established by our board of directors to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such quarter;

•	comply with applicable law, any debt instruments or other agreements; and

•	provide funds for distributions to our unitholders for any one or more of the next four quarters; provided, however, our board could not reserve funds for such future quarters if we would be unable to pay the minimum quarterly distribution plus arrearages in the quarter for which available cash is being determined;

•	plus, all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including OPCO) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any of our equity interests in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to members.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3875 per unit, or $1.55 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses.

There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our operating agreement. Because our ownership interest in OPCO is our only cash-generating asset, the amount of our distributions to unitholders initially depends upon distributions by OPCO to us. OPCO is prohibited from making any distributions to us if it would cause an event of default, or an event of default is then existing, under its financing agreements.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$35.0 million; plus

•	all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own, including OPCO; and provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions received and (5) corporate reorganizations or restructurings; plus

•	all cash receipts resulting from working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own, including OPCO) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own, including OPCO), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a drilling rig) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•	interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own, including OPCO), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•	all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own, including OPCO); less

•	the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own, including OPCO) established by our board of directors to provide funds for future operating expenditures; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

•	all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own, including OPCO) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including, but not limited to taxes, employee and director compensation, reimbursement of expenses to the Seadrill Member and our board of directors, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date shall be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions; or

•	distributions to members.

Capital Expenditures

For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by capital assets. In our operating agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new drilling rig or improving an existing drilling rig increase the revenues or the operating capacity of the fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with maintenance, modifying an existing drilling rig or acquiring a new drilling rig to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by the fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement drilling rig and paid in respect of the construction period, which we define as the period beginning on the date that we or OPCO enter into a binding construction contract and ending on the earlier of the date that the replacement drilling rig commences commercial service or the date that the replacement drilling rig is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Because maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our operating agreement requires that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our operating agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect the fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. The operating agreements of OPCO require that our board of directors must approve the amount of maintenance and replacement capital reserves for OPCO.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus has the following effects:

•	it reduces the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it may be difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to the Seadrill Member; and

•	it reduces the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Seadrill from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We treat all available cash distributed on our common and subordinated units as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3875 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after September 30, 2017, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove the Seadrill Member without cause, the subordination period may end before September 30, 2017.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

In addition, at any time on or after September 30, 2017, provided that there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our outstanding subordinated units will have the option to convert each outstanding subordinated unit into a number of common units determined by multiplying the number of outstanding subordinated units to be converted by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of available cash from operating surplus (not to exceed adjusted operating surplus) on the outstanding subordinated units (“historical distributions”) for the four fiscal quarters preceding the date of conversion (the “measurement period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the measurement period to pay the minimum quarterly distribution on all outstanding subordinated units during such four-quarter period; provided, that if the forecasted distributions to be paid from forecasted operating surplus (not to exceed forecasted adjusted operating surplus) on the outstanding subordinated units for the four fiscal quarter period immediately following the measurement period (“forecasted distributions”), as determined by the conflicts committee, is less than historical distributions, then the numerator shall be forecasted distributions; provided, further, however, that the outstanding subordinated units may not convert into common units at a ratio that is greater than one-to-one. If the option to convert the subordinated units into common units is exercised as described above, the outstanding subordinated units will convert into the prescribed number of common units and will then participate pro rata with other common units in distributions of available cash.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less

•	the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own, including OPCO) with respect to that period; less

•	the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) over that period not relating to an operating expenditure made during that period; plus

•	the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own, including OPCO) with respect to that period; plus

•	the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the second bullet point above.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of the Seadrill Member on the Subordination Period

If the unitholders remove the Seadrill Member other than for cause and units held by the Seadrill Member and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the holders of our incentive distribution rights (initially, the Seadrill Member) will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Seadrill Member Interest

The Seadrill Member owns a non-economic limited liability company interest in us, which does not entitle it to receive cash distributions. However, the Seadrill Member may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The Seadrill Member currently holds the incentive distribution rights. The incentive distribution rights may be transferred separately from the Seadrill Member interest, subject to restrictions in the operating agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of the Seadrill Member’s merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by the Seadrill Member and its affiliates) generally is required for a transfer of the incentive distribution rights to a third party prior to September 30, 2017. Any transfer by the Seadrill Member of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders in the following manner:

•	first, 100% to all unitholders, pro rata, until each unitholder receives a total of $0.4456 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.4844 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.5813 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	Holders of IDRs
Minimum Quarterly Distribution	$0.3875	100%	0%
First Target Distribution	up to $0.4456	100%	0%
Second Target Distribution	above $0.4456 up to $0.4844	85%	15%
Third Target Distribution	above $0.4844 up to $0.5813	75%	25%
Thereafter	above $0.5813	50%	50%

Seadrill Member’s Right to Reset Incentive Distribution Levels

The Seadrill Member, as the initial holder of our incentive distribution rights, has the right under our operating agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to the Seadrill Member would be set. The Seadrill Member’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to the Seadrill Member are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the target distribution levels the Seadrill Member and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of the board of directors that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that the Seadrill Member would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to the Seadrill Member.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by the Seadrill Member of incentive distribution payments based on the target cash distributions prior to the reset, the Seadrill Member will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by the Seadrill Member for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of common units that the Seadrill Member would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by the Seadrill Member in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date notice of such reset election is given, divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100% to all unitholders, pro rata, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•	third, 75% to all unitholders, pro rata, and 25% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of the incentive distribution rights, pro rata.

Assuming that it continues to hold a majority of our incentive distribution rights, the Seadrill Member will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our operating agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, to the common unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The operating agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the Seadrill Member to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50% to the holders of units and 50% to the holders of the incentive distribution rights (initially, the Seadrill Member).

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the operating agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (the “current market price”) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50% to all unitholders, pro rata, 50% to holders of incentive distribution rights.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•	second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50% to all unitholders, pro rata, 50% to holders of incentive distribution rights.

The immediately preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

DESCRIPTION OF THE OTHER CLASSES OF UNITS

The operating agreement authorizes us to issue an unlimited number of additional limited liability company interests and other equity securities for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our unitholders. As of May 27, 2014, no classes of limited liability company interests were outstanding other than the common units, the subordinated units, the incentive distribution rights and the Seadrill Member Interest.

Should we offer other classes of units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the specific terms of those units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the units and the maximum number of units to constitute the class or series;

•	the number of units to be offered;

•	the public offering price at which the units will be issued;

•	any sinking fund provisions of the units;

•	the voting rights, if any, of the units;

•	the distribution rights of the units, if any;

•	whether the units will be redeemable and, if so, the price and the terms and conditions on which the units may be redeemed, including the time during which the units may be redeemed and any accumulated distributions thereof, if any, that the holders of the units will be entitled to receive upon the redemption thereof;

•	the terms and conditions, if any, on which the units will be convertible into, or exchangeable for, the units of any other class or series of units representing limited liability company interests, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the units; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the units.

The particular terms of any class or series of units will also be described in the amendment to the operating agreement relating to that class or series of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of units.

Such units will be fully paid and non-assessable when issued upon full payment of the purchase price therefor. The transfer agent, registrar, and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

DESCRIPTION OF THE OPTIONS

We may issue options for the purchase of common units or other classes of units or any combination thereof. Our operating agreement authorizes us to issue an unlimited number of options to purchase common units or other classes of units for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our limited partners. Options may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of options will be issued under a separate option agreement to be entered into between us and a bank or trust company, as option agent. The option agent will act solely as our agent in connection with the options and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of options. A copy of the option agreement will be filed with the SEC in connection with the offering of options.

The prospectus supplement relating to a particular issue of options to purchase common units or other classes of units or any combination thereof will describe the terms of such options, including, among other things, the following:

•	the title of the options;

•	the offering price for the options, if any;

•	the aggregate number of the options;

•	the designation and terms of the common units or other classes of units that maybe purchased upon exercise of the options;

•	if applicable, the designation and terms of the securities that the options are issued with and the number of options issued with each security;

•	if applicable, the date from and after which the options and any securities issued with the options will be separately transferable;

•	the number of common units or other classes of units that may be purchased upon exercise of a option and the price at which such securities may be purchased upon exercise;

•	the dates on which the right to exercise the options commence and expire;

•	if applicable, the minimum or maximum amount of the options that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	anti-dilution provisions of the options, if any;

•	redemption or call provisions, if any, applicable to the options;

•	any additional terms of the options, including terms, procedures, and limitations relating to the exchange and exercise of the options; and

•	any other information we think is important about the options.

Each option will entitle the holder of the option to purchase at the exercise price set forth in the applicable prospectus supplement the number of common units or other classes of units being offered. Holders may exercise options at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised options are void. Holders may exercise options as set forth in the prospectus supplement relating to the options being offered.

Until you exercise your options to purchase our common units or other classes of units, you will not have any rights as a holder thereof, by virtue of your ownership of the options.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of common units or other classes of units or any combination thereof. Our operating agreement authorizes us to issue an unlimited number of warrants to purchase common units or other classes of units for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our limited partners. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase common units or other classes of units or any combination of the foregoing will describe the terms of such warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common units or other classes of units that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of common units or other classes of units that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Each warrant will entitle the holder of the warrant to purchase the number common units or other classes of units being offered at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase our common units or other classes of units, you will not have any rights as a holder of common units or other classes of units by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common units or other classes of units or any combination thereof. Our operating agreement authorizes us to issue an unlimited number of rights to purchase common units or other classes of units for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our limited partners. These rights may be issued independently or together with any other securities and may or may not be transferable by the holder receiving the rights. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement, which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including, among other things, the following:

•	the date of determining the unitholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each unitholder;

•	the exercise price payable for each common unit or other unit upon the exercise of the rights;

•	the number and terms of the common units or other classes of units which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights; and

•	any other information we think is important about the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement and rights certificate, which will be filed with the SEC.

DESCRIPTION OF THE DEBT SECURITIES

When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our” and “issuer” refer to Seadrill Partners LLC.

The following is a description of the terms of the debt securities, which may be either senior debt securities or subordinated debt securities, and which we collectively refer to as the debt securities. The descriptions below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities.

If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures (which may be existing indentures) between us and a trustee that we will name in the related prospectus supplement.

The term “Trustee” as used in this prospectus shall refer to the trustee under either of the above indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Specific Terms of Each Series of Debt Securities

The indenture does not limit the total amount of debt securities that may be issued. Debt securities under the indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either a supplemental indenture or a resolution of our board of directors and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	whether the debt securities are senior or subordinated debt securities and, if subordinated debt securities, the specific subordination provision applicable thereto;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are secured or unsecured;

•	the form and title of the debt securities;

•	the total principal amount of the debt securities and any limit on such total principal amount;

•	the price at which we will issue the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	whether the debt securities are convertible into or exchangeable for other securities, and the conversion or exchange rate and other related terms, conditions and features.

•	any sinking fund or analogous provision, or option of the holder thereof, that would obligate us to repurchase, repay or otherwise redeem the debt securities, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which such debt securities will be repurchased, repaid or redeemed;

•	whether the debt securities are entitled to the benefits of any guarantees by subsidiary guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	deletions from, modifications of or additions to the events of default or covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein; and

•	any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Interest payments may be made by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds paid to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer and the holders of the debt securities must look only to the issuer for payment after that time.

Covenants

Reports

The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, Seadrill Partners will:

•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other reports sent to unitholders generally.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by the issuer to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series; or

•	certain events of bankruptcy, insolvency or reorganization of the issuer.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series notify us of the default and such default is not cured within 60 days after receipt of notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default.

In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the indenture;

•	add guarantors with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

In addition, the issuer may amend the indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under these provisions;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	in the case of any subordinated debt security, make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of Seadrill Partners; or

•	make any change in the waiver provisions.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by the issuer with certain restrictive provisions of the indenture; and

•	any past default under the indenture, subject to certain rights of the Trustee under the indenture;

except that such majority of holders may not waive a default: (i) in the payment of principal, premium or interest or (ii) in respect of a provision that under the indenture cannot be amended without, in the case of either (i) or (ii), the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all of its obligations under such series of debt securities and the indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth or fifth bullet points under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, the issuer must:

•	irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service, or IRS, or other change in applicable federal income tax law.

No Personal Liability

None of the past, present or future incorporators, managers, members, directors, officers, employees or unitholders of the issuer or the Seadrill Member will have any liability for the obligations of the issuer under either indenture or the debt securities or for any claim based on such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of Seadrill Partners. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•	we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of Seadrill Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•	any other default on any Senior Indebtedness of Seadrill Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that Seadrill Partners may incur, unless otherwise indicated in the applicable prospectus supplement.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, or FINRA. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”), and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

This discussion applies only to beneficial owners of common units that own the common units as capital assets within the meaning of Section 1221 of the Code (i.e., generally, for investment for tax purposes) and is not intended to be applicable to certain categories of unitholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our units, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership and disposition of our common units.

No ruling has been or will be requested from the Internal Revenue Service (or “IRS”) regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received from an entity treated as a corporation for U.S. federal income tax purposes, such as us, by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) the common stock or other common equity on which such dividends are paid is readily tradable on an established securities market in the United States (such as The New York Stock Exchange on which our common units are traded); (ii) the dividend paying entity is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common stock or other common equity on which such dividends are paid for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock or other common equity becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock or other common equity); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as qualified dividend income eligible for the preferential tax rates and as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—U.S. Federal Income Taxation of U.S. Holders—Distributions”). Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•	at least 75% of our gross income (including the gross income of our drilling rig owning subsidiaries) for such taxable year consists of passive income (e.g. dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our drilling rig owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operation, and an opinion of counsel, we do not believe that we are or will be a PFIC with respect to any taxable year. We have received the opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we believe that more than 25% of our gross income for our 2012 and 2013 taxable years arose, and we expect that more than 25% of our gross income for 2014 and each future year will arise, from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50% of the average value of our assets for each such year was held or will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2012 or 2013 taxable years or the current or any future year.

Distinguishing between contractual arrangements treated as generating rental income, which may constitute passive income for purposes of determining our PFIC status, and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our drilling contracts or charters, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any future year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (or a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC, a U.S. holder would be required to file Form 8621 annually with the IRS with respect to the U.S. holder’s common units. In addition, if we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which the disposition occurs and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year, or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding their reporting obligations, if any, result of their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

United Kingdom Tax Consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are persons not resident for tax purposes in the United Kingdom (and who are persons who have not been resident for tax purposes in the United Kingdom), or “non-U.K. Holders.”

Prospective unitholders who are, or have been, resident in the United Kingdom are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of the U.K. will be treated as resident in the United Kingdom in the event its central management and control is carried out in the United Kingdom.

The discussion that follows is based upon existing U.K. legislation and current H.M. Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

We are not required to withhold U.K. tax when paying distributions on common units to unitholders.

Under U.K. taxation legislation, non-U.K. Holders will not be subject to tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	such holders do not use or hold and are not deemed or considered to use or hold common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.

A non-U.K. resident company or an individual not resident in the United Kingdom that carries on a business in the United Kingdom through a partnership is subject to United Kingdom tax on income derived from the business carried on by the partnership in the United Kingdom. Among other reasons, because we are organized as a limited liability company (and not a partnership), we expect that non-U.K. Holders will not be considered to be carrying on business in the United Kingdom for the purposes of U.K. taxation solely by reason of the acquisition, holding, disposition or redemption of their common units.

No liability for U.K. stamp duty or U.K. stamp duty reserve tax (“SDRT”) should arise from the issue of common units to unitholders.

U.K. stamp duty will not normally be payable in connection with a transfer of common units, provided that the instrument of transfer is executed and retained outside of the U.K. and no other action is taken in the U.K. in relation to the transfer.

No U.K. SDRT should be payable in respect of any agreement to transfer common units, provided that common units are not registered in a register kept in the U.K. by or on behalf of us.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER HIS PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity and any redemption provisions;

•	in the case of debt securities that are convertible into or exchangeable for other securities, the conversion or exchange rate and other terms, conditions and features; and

•	any securities exchanges on which the securities may be listed.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we or the selling unitholders utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, the selling unitholders will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and, if applicable, the selling unitholders may indemnify the underwriters under the relevant underwriting agreement against specific civil liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the Internet, to sell offered securities directly.

We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SELLING UNITHOLDERS

We are registering for resale an indeterminate number of our common units held by certain of our unitholders to be named in a prospectus supplement.

The prospectus supplement for any offering of our common units by a selling unitholder hereunder will include, among other things, the following information:

•	the name of the each selling unitholder;

•	the nature of any position, office or other material relationship which each selling unitholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of common units held by each selling unitholder prior to the offering;

•	the number of common units to be offered for each selling unitholder’s account; and

•	the number and (if one percent or more) the percentage of common units held by each of the selling unitholders after the offering.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are formed under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, the Seadrill Member or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, to accept service of process on our behalf in any such action.

Watson, Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, the Seadrill Member, or the directors or officers of such entities judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, the Seadrill Member or such directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, (a) the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams LLP and (b) the validity of the debt securities under New York law and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The Combined and Consolidated Carve-out Financial Statements of Seadrill Partners LLC as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2013 incorporated in this prospectus by reference to the Annual Report on Form 20-F of Seadrill Partners LLC for the year ended December 31, 2013, and the Combined Carve-out Financial Statements of the Auriga Business as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 incorporated in this prospectus by reference to Seadrill Partners LLC’s Current Report on Form 6-K dated May 23, 2014 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales.

PricewaterhouseCoopers LLP is located at The Atrium, 1 Harefield Road, Uxbridge UB8 1EX.

The Combined and Consolidated Carve-out Financial Statements of Seadrill Partners LLC for the year ended December 31, 2011 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers AS is a member of the Norwegian Institute of Public Accountants.

PricewaterhouseCoopers AS is located at Dronning Eufemiasgate 8, N-0191, Oslo, Norway.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus.

U.S. Securities and Exchange Commission registration fee	$ *
Financial Industry Regulatory Authority filing fee	**
New York Stock Exchange listing fee	**
Legal fees and expenses	**
Accounting fees and expenses	**
Printing and engraving costs	**
Transfer agent fees and other	**
Miscellaneous	**

Total	**

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r).
**	These fees and expenses depend upon the number of issuances and the amount of securities offered and, accordingly, cannot be estimated at this time.

6,100,000 Common Units

Representing Limited Liability Company Interests

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

June 18, 2014